FOR IMMEDIATE RELEASE

FOR MORE INFORMATION: Alice Schwind
765.497.8458
aschwind@BASInc.com

Anthony S. Chilton to Join BASi as Chief Operating Officer, Scientific Services

WEST LAFAYETTE, IN, November 14, 2008 - Bioanalytical Systems, Inc (Nasdaq: BASI) (“the Company”) announced today that Anthony S. Chilton, Ph.D., is joining the Company as Chief Operating Officer, Scientific Services, effective December 1, 2008. Dr. Chilton will have responsibility for the scientific services provided to the Company’s customers from three U.S. and one U.K. locations.

Dr. Chilton has over 30 years of experience as a scientist and executive in leading life sciences companies in England, Canada and the United States. For the past two years, Dr. Chilton was in charge of early development programs at Atherogenics, Inc. of Alpharetta, Ga. For the two years prior to that, Dr. Chilton provided consulting and advisory services to various pharmaceutical companies. Prior to that, he was Vice President of the Biopharmaceutical Development Division of Cardinal Health Inc., which he joined through a predecessor company in 1998 that was acquired by Cardinal in 2002. Previously, Dr. Chilton spent three years with life sciences companies in Canada, prior to which he held positions in his native United Kingdom. Dr. Chilton received his bachelor’s degree in Chemistry from the University of East Anglia in 1981, and his Ph.D. in Analytical Chemistry from the University of Hertfordshire in 1993.

As part of his compensation package, the Company has agreed to grant Dr. Chilton incentive options to purchase 30,000 common shares under its 2008 Employee Incentive Stock Option Plan at the per-share market price at the close of business on the last trading day prior to the date Dr. Chilton commences employment with the Company. The option grants are contingent upon Dr. Chilton commencing employment with the Company.

BASi provides contract research services and unique analytical instruments to the world’s leading drug development companies. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking new drugs to market. Visit www.BASInc.com for more information about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, the retention of key Company personnel, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the Company’s filings with the Securities and Exchange Commission.

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